American High-Income Municipal Bond Fund, Inc.
333 South Hope Street
Los Angeles, California 90071

Telephone (213) 486-9200
Fax (213) 486-9455

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$46,085
Class B	$874
Class C	$2,872
Class F-1	$4,058
Class F-2	$1,036
Total	$54,925
Class R-5	$0
Total	$0

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$.3271
Class B	$.2776
Class C	$.2739
Class F-1	$.3227
Class F-2	$.3401
Class R-5	$.00

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	143,181
Class B	2,953
Class C	10,964
Class F-1	12,436
Class F-2	3,318
Total	172,852
Class R-5	0
Total	0

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$13.66
Class B	$13.66
Class C	$13.66
Class F-1	$13.66
Class F-2	$13.66